Exhibit (g)(2)

TRANSFER AGENCY SERVICES AGREEMENT

THIS AGREEMENT is made as of July 1, 2005 by and between PFPC INC., a Massachusetts corporation (“PFPC”), and AMERICAN SKANDIA TRUST, a Massachusetts business trust (the “Fund”). As used herein, the term “Agreement” shall mean this Transfer Agency Services Agreement and any and all exhibits and schedules attached hereto and any amendments to any of the foregoing executed in accordance with the terms of this Transfer Agency Services Agreement.

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Definitions. As Used in this Agreement.

(a)           “1933 Act” means the Securities Act of 1933, as amended.

(b)           “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)           “Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)           “CEA” means the Commodities Exchange Act, as amended.

(e)           “Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)            “SEC” means the Securities and Exchange Commission.

(g)           “Securities Laws” mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(h)           “Shares” mean the shares of beneficial interest of any series or class of a Portfolio.

(i)            “Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.             Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3.             Compliance with Rules and Regulations. PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for compliance by the Fund or any other entity.

4.             Instructions.

(a)           Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)           PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents of the Fund or this Agreement or with any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)           The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the New York Stock Exchange business day (i.e., a day on which the New York Stock Exchange is open for trading) immediately following the day on which the Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5.             Right to Receive Advice.

(a)           Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written

Instructions, from the Fund.

(b)           Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC, at the option of PFPC). The Fund shall reimburse PFPC for the cost of obtaining such advice so long as the Fund has approved the seeking of such advice (which approval shall not be unreasonably withheld or delayed).

(c)           Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel.

(d)           Protection of PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.             Records; Visits. The books and records pertaining to the Fund and its Portfolios, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense.

7.             Confidentiality.

(a)           Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include:

(i)            any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)           any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors;

(iii)          all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)          anything designated as confidential.

(b)           Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

(i)            is already known to the receiving party at the time it is obtained by the receiving party;

(ii)           is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)          is rightfully received by the receiving party from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)          is released by the protected party to a third party without restriction;

(v)           is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted);

(vi)          is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)         is necessary or desirable for PFPC to release such information to a third party in connection with the provision of services under this Agreement; or

(vii)         has been or is independently developed or obtained by the receiving party.

8.             Cooperation with Accountants. PFPC shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

9.             PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund. Notwithstanding the foregoing, the parties acknowledge the Fund shall retain all ownership rights in Fund data which resides on the PFPC System.

10.          Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.          Compensation.

(a)           As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PFPC in the performance of its duties hereunder.

(b)           PFPC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Fund acknowledges (i) PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (iii) PFPC shall retain any excess Balance Credits for its own use; and (iv) Balance Credits will be calculated and applied toward the Fund’s Banking Service Fees regardless of the Service Account balance sweep described in Section 11 (b)(i).

(c)           The Fund hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement have been fully disclosed to the Board of

Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.          Indemnification. The Fund, on behalf of each of its Portfolios, agrees to indemnify, defend and hold harmless PFPC and its affiliates (including their respective officers, directors and employees), from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws and reasonable attorneys’ fees and disbursements) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified by the Fund against any liability (or any expenses incident to such liability) caused by PFPC’s or its affiliates’ (including their respective officers, directors and employees) own willful misfeasance, bad faith, negligence, reckless disregard in the performance of PFPC’s activities under this Agreement, fraud or violation with respect to the Fund (as determined by a court of competent jurisdiction in a final non-appealable order of such court) of a criminal statute or material violation with respect to the Fund (as determined by a court of competent jurisdiction in a final non-appealable order of such court) of any other statute which statute is materially applicable to the duties PFPC is obligated to perform under this Agreement; provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC’s or its affiliates’ (or their respective officers, directors or employees) own willful misfeasance, bad faith, negligence, reckless disregard in the performance of PFPC’s activities under this Agreement, fraud or violation with respect to the Fund (as determined by a court of competent jurisdiction in a final non-appealable order of such court) of a criminal statute or material violation with respect to the Fund (as determined by a court of competent jurisdiction in a final non-appealable order of such court) of any other statute which statute is materially applicable to the duties PFPC is obligated to perform under this Agreement. The provisions of this Section 12 shall survive termination of this Agreement. Any amounts payable by the Fund hereunder shall be satisfied only against the relevant Portfolio’s assets and not against the assets of any other investment portfolio of the Fund.

13.          Responsibility of PFPC.

(a)           PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any of its Portfolios except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC’s failure to perform its duties under this Agreement and only to the extent such damages arise out of PFPC’s own willful misfeasance, bad faith, negligence, reckless disregard of PFPC’s duties under this Agreement, fraud or violation with respect to the Fund (as determined by a court of competent jurisdiction in a final non-appealable order of such court) of a criminal statute or material violation with respect to the Fund (as determined by a court of competent jurisdiction in a final non-appealable order of such court) of any other statute which statute is materially applicable to the duties PFPC is obligated to perform under this Agreement.

(b)           Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

(c)           Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

(d)           Each party shall have a duty to mitigate damages for which the other party may become responsible.

(f)            The provisions of this Section 13 shall survive termination of this Agreement.

14.          Description of Services.

(a)           Services Provided on an Ongoing Basis, If Applicable.

(i)            Calculate 12b-1 payments;

(ii)           Maintain shareholder registrations;

(iii)          Review new applications and correspond with shareholders to complete or correct information;

(iv)          Direct payment processing of checks or wires;

(v)           Prepare and mail to shareholders confirmation of activity;

(vi)          Provide periodic shareholder lists and statistics to the Fund;

(vii)         Provide detailed data for underwriter/broker confirmations;

(viii)        Prepare periodic mailing of year-end tax and statement information;

(ix)           Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

(x)            Accept and post daily Share purchases and redemptions;

(xi)           Accept, post and perform shareholder transfers and exchanges; and

(xii)          Issue and cancel certificates (when requested in writing by the shareholder).

(b)           Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:

(i)            A purchase order in completed proper form;

(ii)           Proper information to establish a shareholder account; and

(iii)          Confirmation of receipt or crediting of funds for such order to the Fund’s custodian.

(c)           Redemption of Shares. PFPC shall process requests to redeem Shares as follows:

(i)            All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary.

(ii)           PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which

PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)          When Shares are redeemed, PFPC shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)          PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and the Fund.

(v)           PFPC shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the Fund.

(d)           Dividends and Distributions. Upon receipt of a resolution of the Fund’s Board of Trustees authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund’s prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the Internal Revenue Service and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

(e)           Shareholder Account Services.

(i)            PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

•              Any pre-authorized check plan; and

•              Direct purchases through broker wire orders, checks and applications.

(ii)           PFPC may arrange, in accordance with the prospectus, for a shareholder’s:

•              Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

•              Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or

•              Redemption of Shares from an account with a checkwriting privilege.

(f)            Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Fund to its shareholders, including:

(i)            Reports to shareholders;

(ii)           Confirmations of purchases and sales of Shares;

(iii)          Monthly or quarterly statements;

(iv)          Dividend and distribution notices; and

(v)           Tax form information.

(g)           Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

(i)            Name, address and United States Tax Identification or Social Security number;

(ii)           Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)          Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)          Any stop or restraining order placed against a shareholder’s account;

(v)           Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)          Information with respect to withholdings; and

(vii)         Any information required in order for PFPC to perform any calculations required by this Agreement.

(h)           Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund’s stock records.

(i)            Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding Shares by the number of Shares surrendered by the Fund.

(j)            Print Mail.              The Fund hereby engages PFPC as its exclusive print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PFPC.

15.          Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

16.          Anti-Money Laundering (“AML”) Services. To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the Portfolios consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows: PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC’s AML program or by an outside party, for compliance with PFPC’s established AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC’s AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Fund, PFPC shall provide to the Fund: (x) a copy of PFPC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PFPC personnel. PFPC agrees to permit inspections relating to PFPC’s AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to PFPC’s AML program as such examiners shall reasonably request. Without limiting or expanding the foregoing provisions of this Section 16, the provisions of this Section 16 do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.

17.          Customer Identification Program (“CIP”) Services.

(a)           To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

(i)            Implement procedures under which new accounts in the Portfolios are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding Customer (as defined in 31 CFR 103.131) (“Customer”).

(ii)           Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)          Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)          Regularly report to the Fund about measures taken under (i)-(iii) above.

(v)           If PFPC provides services by which prospective Customers may subscribe for Shares via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the Fund’s Customer Identification Program.

(b)           Notwithstanding anything to the contrary, and without expanding the scope of the express language set forth above in this Section 17, PFPC need not collect the Data Elements for

(or verify) prospective Customers (or accounts) beyond the requirements of relevant customer identification program regulation (for example, PFPC will not verify Customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Fund to be in compliance with relevant customer identification program regulation.

(c)           Notwithstanding anything to the contrary, PFPC need not perform any of the steps described above in this Section 17 with respect to persons purchasing Shares via exchange privileges.

18.          Duration and Termination.

(a)           This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the “Initial Term”).

(b)           Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c)           In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund and paid to PFPC prior to any such conversion.

(d)           If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the

Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases relating to termination of this Agreement pursuant to the foregoing provisions of this Section 18(d), termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e)           Notwithstanding anything contained in this Agreement to the contrary, should a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving the Fund or any affiliate of the Fund result in the Fund’s desire to cease to use PFPC as the provider of any of the services set forth hereunder in favor of another service provider prior to the expiration of the then current Initial or Renewal Term, PFPC shall make a good faith effort to facilitate a conversion of services to the Fund’s successor service provider, however, there can be no guarantee that PFPC will be able to facilitate such a conversion of services on the conversion date requested by the Fund. In connection with the foregoing and prior to such conversion to the successor service provider, the payment of all fees to PFPC as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with PFPC until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, in existence on the date notice of termination was given to PFPC.

19.          Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Fund in writing from time to time); (b) if to the Fund, at Gateway Center Three, 100 Mulberry Street, Newark, New Jersey 07102, Attention: Grace C. Torres (or such other address as the Fund may inform PFPC in writing from time to time); or (c) if to neither of the foregoing, at such other address as shall have been given to the sender of any such notice or other communication. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

20.          Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

21.          Assignment. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund 30 days prior written notice of such assignment.

22.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.          Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.          Miscellaneous.

(a)           Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)           No Changes that Materially Affect Obligations. Notwithstanding anything in this

Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(c)           Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)           Information. The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

(e)           Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)            Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)           No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(i)            Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(j)            Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k)           This Agreement shall supercede and replace the Transfer Agency Services Agreement between the Fund and PFPC dated as of May 1, 1992.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:

Name:
Title:

AMERICAN SKANDIA TRUST

By:

Name:	Robert F. Gunia

Title:	Vice President and Director

EXHIBIT A

THIS EXHIBIT A, dated as of July 1, 2005, is Exhibit A to that certain Transfer Agency Services Agreement dated as of July 1, 2005, between PFPC Inc. and American Skandia Trust.

PORTFOLIOS

AST JP Morgan International Equity Portfolio

AST Alliance Growth & Income Portfolio

AST Money Market Portfolio

AST Goldman Sachs Concentrated Growth Portfolio

AST Neuberger Berman Mid-Cap Value Portfolio

AST DeAM Global Allocation Portfolio

AST Goldman Sachs High Yield Portfolio

AST T. Rowe Price Asset Allocation Portfolio

AST PIMCO Total Return Bond Portfolio

AST Hotchkis & Wiley Large CapValue Portfolio

AST State Street Research Small-Cap Growth Portfolio

AST T. Rowe Global Bond Portfolio

AST Neuberger Berman Mid-Cap Growth Portfolio

AST DeAM International Equity Portfolio

AST T. Rowe Price Natural Resources Portfolio

AST PIMCO Limited Maturity Bond Portfolio

AST Alliance Growth Portfolio

AST William Blair International Growth Portfolio

AST American Century Income & Growth Portfolio

AST American Century Strategic Balanced Portfolio

AST Gabelli Small-Cap Value Portfolio

AST Marsico Capital Growth Portfolio

AST Cohen & Steers Realty Portfolio

AST Goldman Sachs Small-Cap Value Portfolio

AST Sanford Bernstein Managed Index 500 Portfolio

AST DeAM Small-Cap Growth Portfolio

AST MFS Global Equity Portfolio

AST MFS Growth Portfolio

AST Alger All-Cap Growth Portfolio

AST Federated Aggressive Growth Portfolio

AST Gabelli All-Cap Value Portfolio

AST DeAM Large-Cap Value Portfolio

AST Lord Abbett Bond Debenture Portfolio

AST Goldman Sachs Mid-Cap Growth Portfolio

AST Alliance/Bernstein Growth + Value Portfolio

AST Sanford Bernstein Core Value Portfolio

AST DeAM Small-Cap Value Portfolio